Exhibit 99.1

LEVI STRAUSS & Co. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS
SAN FRANCISCO (July 11, 2006) — Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 28, 2006 and filed its second-quarter 2006 Form 10-Q with the Securities and Exchange Commission.
Net revenues for the second quarter were $953 million compared to $962 million for the same quarter in 2005, approximately a 1 percent decrease on a reported basis and flat on a constant-currency basis. Net revenue reflects lower European and U.S. Levi Strauss Signature® brand sales, largely offset by increased U.S. Dockers® and U.S. Levi’s® sales and continuing growth in the Asia Pacific business.
Net income for the second quarter increased 50 percent to $40 million compared to net income of $27 million in the same quarter of 2005. The improvement was primarily due to a $32 million discrete income tax benefit recognized during the second quarter of 2006, a $10 million decrease in loss on early extinguishment of debt during the 2006 period and lower interest expense, partially offset by lower operating income.
“We made good progress during the quarter,” said Phil Marineau, chief executive officer. “Revenues stabilized and our net income improved. Looking at the business regionally, I’m particularly pleased with the growth in our U.S. business. We continue to transform our European business, and I’m optimistic that the region’s revenue trends will improve during the balance of the year. And the Asia Pacific business continued its strong revenue and profit performance.”
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LS&CO. Q2 2006 Results/Add One
July 11, 2006
Second-Quarter 2006 Results
•	Gross profit decreased 4 percent to $438 million compared to $455 million in the second quarter of 2005. Gross margin was 46.0 percent of revenues for the second quarter of 2006 compared to 47.4 percent of revenues in the same period last year. The reduced gross margin in the 2006 period was primarily due to Europe and the U.S. Levi’s® and Dockers® brands as a result of changes in sales mix, increased investment in products and higher sales allowances to support customers’ marketing efforts, partially offset by an improvement in the margin for the U.S. Levi Strauss Signature® brand.
•	Selling, general and administrative expenses increased 3 percent or $9 million to $317 million in the second quarter of 2006 from $308 million in same period of 2005. Higher SG&A expenses in the 2006 period were primarily attributable to higher selling expense associated with new company-operated Levi’s® Stores in Europe and the United States, the impact of reversing a litigation reserve in the second quarter of 2005, and additional long-term incentive compensation expense during the 2006 period. These increases were partially offset by lower advertising and promotion expenses and lower distribution costs.
•	Operating income for the quarter decreased $30 million to $115 million compared to $145 million in the second quarter of 2005. The decrease was primarily driven by lower operating income in Europe due to lower net sales and higher SG&A, partially offset by increased operating income in the U.S. Levi Strauss Signature®, Asia Pacific and Mexico/Canada businesses.
•	Interest expense for the second quarter of 2006 decreased 7 percent to $62 million compared to $66 million in the prior year period. The decrease was primarily attributable to lower interest rates and lower average debt balances during the 2006 quarter.
•	Income tax for the quarter was a $17 million benefit compared to a $9 million expense in the 2005 period. The income tax benefit in the 2006 period is primarily attributable to the recognition of a $32 million discrete tax benefit arising from a change in subsidiary structure. The company expects the estimated annual effective income tax rate for Fiscal Year 2006 to be 42% compared to an actual annual rate of 45% in 2005.
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LS&CO. Q2 2006 Results/Add Two
July 11, 2006
“I’m encouraged by our growth in North America and Asia and our progress in Europe,” said Hans Ploos van Amstel, chief financial officer. “We continue to deliver strong margins while investing in our business. This, together with our working capital improvement, continues to yield strong free cash flow, which remains our key focus.”
Investor Conference Call
The company’s second-quarter investor conference call will be available through a live audio Webcast at http://www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 11, 2006, at 7 a.m. PST/10 a.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through July 18 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 2340581.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2005, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 28,	November 27,
	2006	2005
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$386,955	$239,584
Restricted cash	1,551	2,957
Trade receivables, net of allowance for doubtful accounts of $23,273 and $26,550	469,532	626,866
Inventories:
Raw materials	13,903	16,431
Work-in-process	11,140	16,908
Finished goods	496,432	506,902

Total inventories	521,475	540,241
Deferred tax assets, net of valuation allowance of $43,946 and $42,890	95,515	94,137
Other current assets	96,778	66,902

Total current assets	1,571,806	1,570,687
Property, plant and equipment, net of accumulated depreciation of $512,940 and $471,545	384,394	380,186
Goodwill	203,598	202,250
Other intangible assets, net of accumulated amortization of $1,367 and $1,081	47,504	45,715
Non-current deferred tax assets, net of valuation allowance of $281,115 and $260,383	528,265	499,647
Other assets	89,352	115,163

Total assets	$2,824,919	$2,813,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$86,254	$95,797
Current maturities of capital leases	1,613	1,510
Accounts payable	218,852	235,450
Restructuring liabilities	16,519	14,594
Accrued liabilities	163,912	187,145
Accrued salaries, wages and employee benefits	234,656	277,007
Accrued interest payable	65,839	61,996
Accrued taxes	63,009	39,814

Total current liabilities	850,654	913,313
Long-term debt, less current maturities	2,255,273	2,230,902
Long-term capital leases, less current maturities	3,754	4,077
Postretirement medical benefits	434,352	458,229
Pension liability	188,727	195,939
Long-term employee related benefits	134,324	156,327
Long-term tax liabilities	20,024	17,396
Other long-term liabilities	42,322	41,659
Minority interest	17,209	17,891

Total liabilities	3,946,639	4,035,733

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,104,465)	(1,198,481)
Accumulated other comprehensive loss	(106,436)	(112,785)

Stockholders’ deficit	(1,121,720)	(1,222,085)

Total liabilities and stockholders’ deficit	$2,824,919	$2,813,648

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	May 28,	May 29,	May 28,	May 29,
	2006	2005	2006	2005
	(Dollars in thousands)

Net sales	$936,661	$943,670	$1,876,852	$1,949,542
Licensing revenue	16,347	17,964	36,114	31,363

Net revenues	953,008	961,634	1,912,966	1,980,905
Cost of goods sold	515,071	506,171	1,017,593	1,025,458

Gross profit	437,937	455,463	895,373	955,447
Selling, general and administrative expenses	317,061	307,937	602,160	622,585
Loss (gain) on disposal of assets	74	(1,490)	(1,169)	(2,852)
Other operating income	(1,317)	(1,033)	(1,561)	(1,331)
Restructuring charges, net of reversals	7,262	5,224	10,449	8,414

Operating income	114,857	144,825	285,494	328,631
Interest expense	61,791	66,377	128,088	134,707
Loss on early extinguishment of debt	32,951	43,019	32,958	66,025
Other income, net	(3,429)	(594)	(4,577)	(4,553)

Income before income taxes	23,544	36,023	129,025	132,452
Income tax (benefit) expense	(16,658)	9,256	35,009	58,366

Net income	$40,202	$26,767	$94,016	$74,086

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	May 28,	May 29,
	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$94,016	$74,086
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	31,083	29,825
Gain on disposal of assets	(1,169)	(2,852)
Unrealized foreign exchange gains	(949)	(8,177)
Write-off of unamortized costs associated with early extinguishment of debt	16,051	12,473
Amortization of deferred debt issuance costs	5,281	6,097
(Benefit) provision for doubtful accounts	(1,041)	3,245
Decrease in trade receivables	166,370	144,860
Decrease (increase) in inventories	28,396	(99,352)
Increase in other current assets	(9,175)	(537)
Increase in other non-current assets	(31,449)	(2,495)
Decrease in accounts payable and accrued liabilities	(40,366)	(109,075)
Increase in income tax liabilities	23,860	14,742
Increase (decrease) in restructuring liabilities	1,585	(19,578)
Decrease in accrued salaries, wages and employee benefits	(63,595)	(70,266)
Decrease in long-term employee related benefits	(16,223)	(41,784)
Decrease in other long-term liabilities	(456)	(28)
Other, net	(1,665)	1,266

Net cash provided by (used for) operating activities	200,554	(67,550)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(27,492)	(12,600)
Proceeds from sale of property, plant and equipment	1,804	7,388
Acquisition of U.K. retail stores	(1,213)	—
Acquisition of Turkey minority interest	—	(3,835)
Cash outflow from net investment hedges	—	2,163

Net cash used for investing activities	(26,901)	(6,884)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	475,690	1,031,255
Repayments of long-term debt	(491,875)	(977,576)
Net decrease in short-term borrowings	(2,544)	(2,580)
Debt issuance costs	(11,916)	(24,145)
Increase (decrease) in restricted cash	1,514	(722)
Other, net	—	(1,350)

Net cash (used for) provided by financing activities	(29,131)	24,882

Effect of exchange rate changes on cash	2,849	(1,427)

Net increase (decrease) in cash and cash equivalents	147,371	(50,979)
Beginning cash and cash equivalents	239,584	299,596

Ending cash and cash equivalents	$386,955	$248,617

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$112,534	$117,628
Income taxes	42,753	49,787
Restructuring initiatives	9,118	27,992
The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.